CERTIFICATE OF CHANGE OF
                   COGNITRONICS CORPORATION

Under Section 805-A of the Business Corporation Law



1. The name of the corporation is
   COGNITRONICS CORPORATION.

If applicable, the original name under which it was formed is

2. The Certificate of Incorporation of said corporation was filed by the Department of State on 1/2/62.

3. The address of C T Corporation System as the registered agent of said corporation is hereby changed from c/o C T CORPORATION
   SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

4. Notice of the above changes was mailed to the corporation by C T Corporation System not less than 30 days prior to the date of delivery to the Department of State and such corporation has not objected thereto.

5. Notice of the above changes was mailed to the corporation by C T Corporation System not less than 30 days prior to the date of delivery to the Department of State and such corporation has not objected thereto.

6. C T Corporation System is both the agent of such corporation to whose address the Secretary of State of required to mail copies of process and the registered agent of such corporation.

IN WITNESS WHEREOF, I have signed this certificate on September 1, 1999 and affirm the statements contained herein as true under penalties of perjury.


C T CORPORATION SYSTEM

By:  /s/ Kenneth J. Uva
Kenneth J. Uva
Vice President